Contacts: Ben Moreland, CFO

Jay Brown, Treasurer

Crown Castle International Corp.

713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE ANNOUNCES LONG-TERM

MODEO SPECTRUM LEASE

July 23, 2007 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) today announced that a Crown Castle subsidiary has entered into a lease of its U.S. nationwide 1670 - 1675 MHz spectrum ("Spectrum"). The Spectrum will be leased to a venture formed by Telcom Ventures, LLC and Columbia Capital, LLC ("Lessee") for a $13 million annual lease fee beginning July 23, 2007 until October 1, 2013. Upon the expiration of the initial term of the lease, the Lessee will have the right to acquire the Spectrum for $130 million, escalated at CPI from July 2007, or to renew the lease for a period of up to ten years on the same terms, subject to the annual lease fee increasing to $14.3 million. As part of such transaction, Crown Castle has transferred to Lessee the subsidiary holding the assets related to its trial network in New York City and will be the preferred provider of tower infrastructure for future tower sites as the Spectrum is deployed by Lessee.

As previously disclosed, Crown Castle expected to incur approximately $10 million of operating and general administrative costs in 2007 related to the Spectrum and its Modeo operations. As a result of the transactions described above, substantially all of the operating and general and administrative expenses in Modeo are expected to be eliminated. Crown Castle expects to adjust its full year 2007 outlook in conjunction with the release of its second quarter 2007 earnings on July 31, 2007. Further, Crown Castle expects to write-off all or substantially all of its Modeo assets, other than its Spectrum, in the third quarter 2007.

Crown Castle's second quarter 2007 earnings call is scheduled for August 1, 2007 at 10:30 a.m. EDT. The conference call may be accessed by dialing 303-262-2190 and asking for the Crown Castle call at least 10 minutes prior to the start time or live over the Internet by logging on to the web at www.crowncastle.com.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 91 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and over 1,400 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management's current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) the Spectrum lease, (ii) the operating and general and administrative expenses of Modeo, (iii) the adjustment of Crown Castle's 2007 Outlook and (iv) the write-off of Modeo assets. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including (i) that the Spectrum lease may not be renewed or continued, (ii) that the option to purchase the Spectrum may not be exercised, (iii) that the Spectrum may not be deployed and (iv) other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission.